DREYFUS AMT-FREE NEW YORK MUNICIPAL CASH MANAGEMENT

CERTIFICATE OF Amendment

Establishment and Designation of Classes of Shares
of Beneficial Interest

The undersigned, being a Vice President and Assistant Secretary of Dreyfus AMT-Free New York Municipal Cash Management, a Massachusetts business trust (the "Trust"), DOES HEREBY CERTIFY that, pursuant to the authority conferred upon the Trustees of the Trust by Article III, Section 1 of the Trust's Amended and Restated Agreement and Declaration of Trust dated January 13, 1994 (the "Declaration of Trust") and by the affirmative vote of a majority of the Trustees at a meeting duly called, the Trust's Board of Trustees designated a new class of Shares (as that term is defined in the Declaration of Trust) of beneficial interest of the Trust, as set forth below:

1.   The new class of shares established and designated by the Trust's Board of Trustees are "Participant" shares of the Trust.

2.   The existing classes of Shares of the Trust continue to be designated as "Institutional" shares and "Investor" shares.

3.   Institutional shares, Investor shares and Participant shares shall each be entitled to all of the rights and preferences accorded to Shares of the Trust under the Declaration of Trust.

4.   The purchase price of Institutional shares, Investor shares and Participant shares of the Trust, the method of determining the net asset value of such classes of Shares and the relative dividend rights of holders of such classes of Shares shall be established by the Trustees of the Trust in accordance with the provisions of the Declaration of Trust and shall be set forth in the Trust's Registration Statement on Form N-1A under the Securities Act of 1933 and the Investment Company Act of 1940, as amended, as in effect at the time of issuance of such Shares.

This Certificate of Amendment to the Declaration of Trust shall become effective on May 31, 2019.

IN WITNESS WHEREOF, the undersigned has executed this instrument this 1st day of May, 2019.

DREYFUS AMT-FREE NEW YORK
       MUNICIPAL CASH MANAGEMENT

By:  /s/ Jeff Prusnofsky

Name:  Jeff Prusnofsky

Title:    Vice President and Assistant Secretary

STATE OF NEW YORK       )

                                                :  ss.:

COUNTY OF NEW YORK  )

On this 1st day of May, 2019, before me personally came Jeff Prusnofsky, to me personally known, who, being by me duly sworn, did say that he is a Vice President and Assistant Secretary of the above-referenced Trust and who duly acknowledged to me that he had executed the foregoing instrument as his free act and deed on behalf of the Trust.

/s/ Loretta Johnson

Notary Public